LanzaTech Reports Third-Quarter 2024 Financial Results, Updates 2024 Outlook, and Expands Business Model to Accelerate Revenue Growth

Company expands technology licensing business model to incorporate incremental participation in biorefining value chain as demonstrated by entering into ethanol off-take agreement with ArcelorMittal and advancement of key commercial projects being developed

CHICAGO, IL (November 8, 2024) – LanzaTech Global, Inc. (NASDAQ: LNZA) (“LanzaTech” or the “Company”), the carbon recycling company transforming waste carbon into sustainable fuels, chemicals, materials, and protein, today reported its financial and operating results for third-quarter 2024, updated its outlook for 2024, and discussed the expansion of its business model beyond licensing its biorefining technology to include more ethanol product sales and increased involvement in the ownership of the Company’s biorefining value chain.
Key Takeaways:
•Announced a two-stage ethanol off-take agreement with ArcelorMittal S.A. (“ArcelorMittal”), a biorefining licensee of the Company, including off-take contracts for one-year and five-year terms
•Announced Project Drake, a 30 million gallon per year, EU-based, ethanol-to-sustainable aviation fuel project in tandem with the payment of a non-refundable fee in consideration for the Company’s grant of exclusivity to a new aviation infrastructure-focused financial partner with the intent of finalizing a financing commitment by the end of 2024
•Reported revenue of $9.9 million for third-quarter 2024 as compared to revenue of $17.4 million and $19.6 million for second-quarter 2024 and third-quarter 2023, respectively. Sequential decrease driven by timing delay in anticipated LanzaJet, Inc. (“LanzaJet”) sublicensing event that was expected to result in approximately $8.0 million of licensing revenue. Year-over-year decrease driven primarily by higher engineering services revenue related to a specific project being completed in third-quarter 2023
•Provided details on wide-range of potential financial outcomes for fourth-quarter 2024 based on several sizeable initiatives underway with varying degrees of timing uncertainty
•Expanding business model to complement licensing business by developing and financing more of LanzaTech's own projects with infrastructure capital partners, which enables LanzaTech to potentially own more of the biorefining value chain, including greater involvement with produced ethanol
•Actively evaluating material cost reduction opportunities as well as opportunities to reallocate resources to focus on and accelerate commercial activities

“From a financial point of view, third-quarter 2024 ended on a disappointing note, with LanzaTech missing our financial targets due primarily to a timing delay related to a LanzaJet sublicensing event we were expecting, and to a lesser degree, softer ethanol pricing in a key fuel trading market of ours,” said Dr. Jennifer Holmgren, Board Chair and Chief Executive Officer of LanzaTech. “That aside, we have steadily made commercial progress during the second half of this year, and have much to accomplish during the remainder of the fourth quarter, and beyond. Today, we are announcing our first long-term committed off-take agreement with a licensee, ArcelorMittal, and the advancement of Project Drake, a sizeable sustainable aviation fuel opportunity that we believe positions us for greater upside as compared to a pure licensing arrangement. As we work to increase our ethanol sales business and widen our project ownership and operating scope, so too are we working to expand our business model’s revenue drivers. By controlling more feedstock, operations, and off-take in our business portfolio, we are building multiple pathways to cash flow generation and are working to accelerate our timeline to profitability.”

Third-Quarter 2024 Financial Results

The table below outlines key reported third-quarter 2024 results:

$ millions, unless noted	3Q24	3Q23
Revenue	9.9	19.6
Cost of revenue	8.1	14.4
Gross Profit	1.8	5.2
Operating expenses	34.8	29.8
Net loss	(57.4)	(25.3)
Adjusted EBITDA loss (1)	(27.1)	(19.1)
(1)See “Non-GAAP Financial Measures” and “Reconciliations of GAAP Net Income (Loss) to Adjusted EBITDA” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.

Revenue
•Third-quarter 2024 revenue was $9.9 million as compared to $17.4 million and $19.6 million for second-quarter 2024 and third-quarter 2023, respectively. The sequential decrease was driven by a timing delay in LanzaJet signing its next sublicensing agreement, which we had forecasted would have resulted in approximately $8.0 million of licensing revenue during third-quarter 2024. The year-over-year decrease was predominantly related to particularly high third-quarter 2023 engineering services revenue reported for a specific project, Project Dragon, that was completed during third-quarter 2023. Going forward, LanzaTech expects to monetize previous work completed for Project Drake as well as execute further engineering work needed for Project Drake, Project SECURE, and other projects in the biorefining pipeline.
•Joint Development Agreement (“JDA”) & Contract Research revenue for third-quarter 2024 was $1.8 million as compared to $2.8 million and $4.9 million for second-quarter 2024 and third-quarter 2023,

respectively. The sequential and year-over-year decline was attributable to a few government projects being completed and a period of downtime being experienced prior to new projects commencing. LanzaTech announced Project ADAPT government funding in October 2024, and the Company expects to receive at least one other contract prior to the end of fourth-quarter 2024.
•CarbonSmart™ revenue for third-quarter 2024 was $2.2 million as compared to $0.9 million and $2.3 million for second-quarter 2024 and third-quarter 2023, respectively. Third-quarter 2024 was flat year-over-year, and the quarter-over-quarter increase as compared to second-quarter 2024 was driven by incremental direct fuel sales as a result of establishing licensing arrangements, partners, and supply chain infrastructure during second-quarter 2024.

Cost of Revenue
•Third-quarter 2024 cost of revenue was $8.1 million as compared to $5.5 million and $14.4 million for second-quarter 2024 and third-quarter 2023, respectively. Cost of revenue for third-quarter 2024 was largely comprised of cost of CarbonSmart product sold and headcount allocations related to the delivery of our biorefining services and JDA work. Gross margin for third-quarter 2024 was 18% largely as a function of revenue mix, including additional lower margin CarbonSmart sales and excluded the improvement related to the LanzaJet sublicense transaction that benefited our results in second-quarter 2024.

Operating Expenses
•Third-quarter 2024 operating expenses were $34.8 million as compared to $34.7 million and $29.8 million for second-quarter 2024 and third-quarter 2023. Sequentially, operating costs were flat, but the increase year-over-year was driven primarily by project-related expenses, like those incurred for LanzaTech’s project in Norway, that are expected to be recovered once the projects advance to Final Investment Decision (“FID”).

Net Loss
•Third-quarter 2024 net loss was $(57.4) million as compared to second-quarter 2024 and third-quarter 2023 net loss of $(27.8) million and $(25.3) million, respectively. The sequential and year-over-year increase was attributable to a non-cash expense on financial instruments, as well as the same factors that drove the reduction in revenue as compared to prior periods.

Adjusted EBITDA Loss
•Third-quarter 2024 adjusted EBITDA loss was $(27.1) million as compared to adjusted EBITDA loss of $(17.8) million and $(19.1) million for second-quarter 2024 and third-quarter 2023, respectively. The increase in loss both sequentially and year-over-year is mainly attributable to the same factors that drove the reduction in revenue for the comparative periods.

Recent Commercial Highlights
LanzaTech continues to steadily execute on its commercial strategy, with a number of noteworthy achievements announced recently:
•Entered into a two-stage ethanol off-take agreement with ArcelorMittal, a biorefining licensee of the Company, which includes a one-year contract with potential revenue contribution of $6.0 million, and a five-year contract with annual volume commitments of 5,000 to 10,000 tons, with the potential to generate $10.0 million to $20.0 million in annual revenue. This is LanzaTech’s first long-term ethanol purchase agreement, which the Company expects will enhance access to product and will permit our CarbonSmart customers to make longer, larger commitments.
•Advanced Project Drake, a 30 million gallon per year, EU-based, ethanol-to-sustainable aviation fuel project that LanzaTech has been developing over the last three years. The facility is designed to utilize ethanol from LanzaTech’s waste-to-ethanol technology platform and convert it to SAF via the LanzaJet platform. The front-end engineering and design work for inside the battery limits of this project has been completed and it is expected to reach FID during 2025. LanzaTech has entered into an exclusivity agreement with a new financial partner whereby the partner intends to acquire certain rights in the development of this project, fund the remaining capital needed to reach FID, and enter into a development services agreement with LanzaTech for the remaining work. LanzaTech expects to maintain significant upside participation in this project, and is receiving the first $5 million in fees associated with this agreement.
•Progressed a sizeable project in Norway, in collaboration with Eramet, which is expected to reach FID within the next six months, and which is expected to be the first project to be developed with infrastructure capital partner, Brookfield Asset Management (“Brookfield”). Brookfield, as part of a framework agreement signed in October of 2022, has committed to invest $500 million in such LanzaTech projects that meet its investment criteria.
•Announced the expansion of the Company's biorefining capabilities to produce a single-cell protein called LanzaTech Nutritional Protein. The estimated $1 trillion alternative protein market is expected to grow significantly, and the Company's nutrient-rich product is designed to be a suitable ingredient for animal feed, pet food, and human nutrition that can be produced from CO2, oxygen and hydrogen anywhere in the world. LanzaTech's bioreactors have been producing protein as a co-product to ethanol for years, and now the Company has developed the capability to produce protein as the primary product.
•Added eight projects to the early-stage engineering phase of the Company’s project development pipeline. In September 2024, LanzaTech announced the signing of a master licensing agreement with SEKISUI which resulted in a related project being moved out of the advanced engineering stage and into the stage where an FID evaluation package is being prepared. Additionally, LanzaTech advanced its project with NTPC in India into the post-FID and construction phase, and continues to expect that several additional projects currently in advanced engineering will achieve FID and move into the construction phase over the next 12 months.

Balance Sheet and Liquidity
As of September 30, 2024, LanzaTech had $89.1 million in total cash, restricted cash, and investments, compared to total cash of $75.8 million at the end of second-quarter 2024. The sequential increase in cash is attributable to the $40 million capital raise LanzaTech closed in August 2024, net of cash used during the quarter.

Post September 30, 2024, LanzaTech made a $10.0 million settlement payment to one of the two parties involved in the Forward Purchase Agreement (“FPA”) that was put in place in 2023. It was the Company’s decision to fully satisfy our obligations to this party under the FPA in cash in order to: (1) reduce the number of outstanding common shares, and (2) limit future downward pressure on the stock price in the event that this party were to sell its equity position in LanzaTech on the open market. LanzaTech had the option to settle part of the payment in shares, but as of the date of the settlement, a settlement in common shares per the terms of the FPA would have valued the shares at a discount to the market price.

Fourth-quarter and Full-year 2024 Financial Outlook

Given several large initiatives in various stages of development and finalization, outcomes for fourth-quarter and full-year 2024 financial results create a wide range of potential outcomes. Potential revenue drivers for fourth-quarter 2024 are comprised of the following key components that have varying degrees of associated timing uncertainty:

1.The current base business has generated approximately $10.0 million per quarter for the first three quarters of 2024, and the expectation is that fourth quarter results will be similar
2.Project Drake is advancing, and assuming the agreements are finalized, the positive impact is forecasted to be material in terms of potential cash flow and income for the fourth quarter
3.LanzaTech’s project package for the site under development in Norway is expected to be submitted to Brookfield for FID evaluation in the coming weeks, and it is estimated that the project transfer, in the event of a positive FID, could represent approximately $20.0 million of revenue or income for the Company
4.Assuming progress advances as expected, LanzaTech is anticipating that the award contracting process for Project SECURE will be finalized by the end of 2024, which is forecasted to generate approximately $4.0 million of revenue during fourth-quarter 2024
5.LanzaJet’s development pipeline related to the deployment of Alcohol-to-Jet sublicenses continues to mature, and the successful signing of another agreement could result in additional share consideration and incremental revenue estimated to be approximately $8.0 million during fourth-quarter 2024

Conference Call Information

LanzaTech will host a conference call today, November 8, 2024, at 8:30 A.M. EST to review the Company's financial results, discuss recent events, and conduct a question-and-answer session.

The conference call may be accessed via a live webcast on a listen-only basis through the Events and Presentations section of LanzaTech’s Investor Relations website pages. An archive of the webcast will be available for twelve months.

To attend the live conference call via telephone, domestic callers can access by dialing 1-800-274-8461 and international callers can access by dialing 1-203-518-9814, and entering the conference identification code: LANZA

A replay of the conference call will be available shortly after the call ends and can be accessed by domestic callers by dialing 1-844-512-2921 and by international callers by dialing 1-412-317-6671, and entering the access identification code: 11157335. The replay will be available until 11:59 pm Eastern Time November 22, 2024.

About LanzaTech
LanzaTech Global, Inc. (NASDAQ: LNZA) is the carbon recycling company transforming waste carbon into sustainable fuels, chemicals, materials, and protein. Using its biorecycling technology, LanzaTech captures carbon generated by energy-intensive industries at the source, preventing it from being emitted into the air. LanzaTech then gives that captured carbon a new life as a clean replacement for virgin fossil carbon in everything from household cleaners and clothing fibers to packaging and fuels. By partnering with companies across the global supply chain like ArcelorMittal, Zara, H&M Move, Coty, and On, LanzaTech is paving the way for a circular carbon economy. For more information about LanzaTech, visit https://lanzatech.com.

Forward Looking Statements
This press release includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of LanzaTech. These statements are based on the beliefs and assumptions of LanzaTech’s management. Although LanzaTech believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, LanzaTech cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, LanzaTech’s management. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside LanzaTech’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. LanzaTech may be adversely affected by other economic, business, or competitive factors, and other risks and uncertainties, including those described under the header “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2023 and its Quarterly Reports on Form 10-Q filed by LanzaTech with the SEC, and in future SEC filings. New risk factors that may affect actual results or outcomes emerge from time to time and it is not possible to predict all such risk factors, nor can LanzaTech assess the impact of all such risk factors on its business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to LanzaTech or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. LanzaTech undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures
To supplement our financial statements presented in accordance with US GAAP and to provide investors with additional information regarding our financial results, we have presented adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is not based on any standardized methodology prescribed by US GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

We define adjusted EBITDA as our net loss, excluding the impact of depreciation, interest income, net, stock-based compensation, change in fair value of warrant liabilities, change in fair value of SAFE liabilities, change in fair value of the FPA Put Option liability and Fixed Maturity Consideration, change in fair value of our outstanding convertible note, transaction costs on issuance of Forward Purchase Agreement, (loss) gain from equity method investees and other one-time costs related to the Business Combination and securities registration on Form S-4 and our registration statement on Form S-1. We monitor adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our operating performance, to establish budgets, and to develop operational goals for managing our business. We believe adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of certain expenses that we include in net loss. Accordingly, we believe adjusted EBITDA provides useful information to investors, analysts, and others in understanding and evaluating our operating results and enhancing the overall understanding of our past performance and future prospects.

Adjusted EBITDA is not prepared in accordance with US GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with US GAAP. There are a number of limitations related to the use of adjusted EBITDA rather than net loss, which is the most directly comparable financial measure calculated and presented in accordance with US GAAP. For example, adjusted EBITDA: (i) excludes stock-based compensation expense because it is a significant non-cash expense that is not directly related to our operating performance; (ii) excludes depreciation expense and, although this is a non-cash expense, the assets being depreciated and amortized may have to be replaced in the future; (iii) excludes gain or losses on equity method investee; and (iv) excludes certain income or expense items that do not provide a comparable measure of our business performance. In addition, the expenses and other items that we exclude in our calculations of adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from adjusted EBITDA when they report their operating results. In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

LANZATECH GLOBAL INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data)

	As of
	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$58,741	$75,585
Held-to-maturity investment securities	28,121	45,159
Trade and other receivables, net of allowance	14,628	11,157
Contract assets	19,136	28,238
Other current assets	15,981	12,561
Total current assets	136,607	172,700
Property, plant and equipment, net	21,849	22,823
Right-of-use assets	25,912	18,309
Equity method investment	10,859	7,066
Equity security investment	14,990	14,990
Other non-current assets	5,999	5,736
Total assets	216,216	241,624
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,121	$4,060
Other accrued liabilities	7,929	7,316
Warrants	2,605	7,614
Fixed Maturity Consideration and current FPA Put Option liability	20,080	—
Contract liabilities	6,449	3,198
Accrued salaries and wages	6,575	5,468
Current lease liabilities	158	126
Total current liabilities	46,917	27,782
Non-current lease liabilities	28,811	19,816
Non-current contract liabilities	6,966	8,233
Fixed Maturity Consideration	—	7,228
FPA Put Option liability	48,182	37,523
Brookfield SAFE liability	9,550	25,150
Convertible Note	61,577	—
Other long-term liabilities	608	1,421
Total liabilities	202,611	127,153

Shareholders’ Equity
Common stock, $0.0001 par value; 400,000,000 and 400,000,000 shares authorized, 197,782,055 and 196,642,451 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	19	19
Additional paid-in capital	954,035	943,960
Accumulated other comprehensive income	2,161	2,364
Accumulated deficit	(942,610)	(831,872)
Total shareholders’ equity	$13,605	$114,471
Total liabilities and shareholders' equity	$216,216	$241,624

LANZATECH GLOBAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Revenue from contracts with customers and grants	$5,199	$14,162	$17,684	$32,119
Revenue from sales of CarbonSmart products	2,209	2,258	4,010	3,265
Revenue from collaborative arrangements	917	1,566	4,469	3,116
Revenue from related party transactions	1,618	1,619	11,399	3,668
Total revenue	9,943	19,605	37,562	42,168

Cost and operating expenses:
Cost of revenue from contracts with customers and grants (exclusive of depreciation shown below)	(5,339)	(11,862)	(14,356)	(28,835)
Cost of revenue from sales of CarbonSmart products (exclusive of depreciation shown below)	(2,116)	(1,772)	(3,649)	(2,499)
Cost of revenue from collaborative arrangements (exclusive of depreciation shown below)	(479)	(678)	(2,034)	(1,504)
Cost of revenue from related party transactions (exclusive of depreciation shown below)	(207)	(59)	(363)	(150)
Research and development expense	(22,006)	(16,645)	(60,548)	(51,839)
Depreciation expense	(1,301)	(1,376)	(4,289)	(3,981)
Selling, general and administrative expense	(11,452)	(11,808)	(34,236)	(41,095)
Total cost and operating expenses	(42,900)	(44,200)	(119,475)	(129,903)
Loss from operations	(32,957)	(24,595)	(81,913)	(87,735)
Other income (expense):
Interest income, net	791	1,249	2,452	3,164
Other expense, net	(19,730)	(1,517)	(23,342)	(29,912)
Total other expense, net	(18,939)	(268)	(20,890)	(26,748)
Loss before income taxes	(51,896)	(24,863)	(102,803)	(114,483)
Loss from equity method investees, net	(5,535)	(463)	(7,935)	(941)
Net loss	$(57,431)	$(25,326)	$(110,738)	$(115,424)

Other comprehensive loss:
Foreign currency translation adjustments	(48)	(1,001)	(198)	(954)
Comprehensive loss	$(57,479)	$(26,327)	$(110,936)	$(116,378)

Unpaid cumulative dividends on preferred stock	—	—	—	(4,117)
Net loss allocated to common shareholders	$(57,431)	$(25,326)	$(110,738)	$(119,541)

Net loss per common share - basic and diluted	$(0.29)	$(0.13)	$(0.56)	$(0.70)
Weighted-average number of common shares outstanding - basic and diluted	197,773,376	195,869,537	197,499,156	169,797,443

LANZATECH GLOBAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Nine Months Ended September 30,
	2024	2023
Cash Flows From Operating Activities:
Net loss	$(110,738)	$(115,424)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	9,739	11,933
Gain on change in fair value of SAFE and warrant liabilities	(20,609)	(14,249)
Loss on change in fair value of the FPA Put Option and the Fixed Maturity Consideration liabilities	23,511	44,661
Loss on change in fair value of Convertible Notes	21,572	—
Recoveries and provisions for losses on trade and other receivables	(700)	700
Depreciation of property, plant and equipment	4,289	3,981
Amortization of discount on debt security investment	(649)	(933)
Non-cash lease expense	1,411	946
Non-cash recognition of licensing revenue	(10,385)	(1,700)
Loss from equity method investees, net	7,935	941
Net foreign exchange gain	1,060	423
Changes in operating assets and liabilities:
Accounts receivable, net	(2,902)	1,088
Contract assets	9,269	(6,488)
Accrued interest on debt investment	131	(178)
Other assets	(2,156)	(6,723)
Accounts payable and accrued salaries and wages	409	(1,484)
Contract liabilities	564	29
Operating lease liabilities	13	(212)
Other liabilities	(1,148)	1,124
Net cash used in operating activities	$(69,384)	$(81,565)
Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(3,557)	(7,137)
Purchase of debt securities	(27,083)	(93,858)
Proceeds from maturity of debt securities	44,770	50,000
Purchase of additional interest in equity method investment	—	(288)
Origination of related party loan	—	(5,212)
Net cash provided by/(used in) investing activities	$14,130	$(56,495)
Cash Flows From Financing Activities:
Proceeds from issue of equity instruments of the Company	272	—
Proceeds from the Business Combination and PIPE, net of transaction expenses (Note 3)	—	213,381
FPA prepayment	—	(60,096)
Proceeds from exercise of options	—	1,637
Repurchase of equity instruments of the Company	(48)	(7,650)
Proceeds from issuance of Convertible Note, net	40,000	—
Net cash provided by financing activities	$40,224	$147,272
Net (decrease)/increase in cash, cash equivalents and restricted cash	(15,030)	9,212
Cash, cash equivalents and restricted cash at beginning of period	76,284	83,710
Effects of currency translation on cash, cash equivalents and restricted cash	(287)	(852)
Cash, cash equivalents and restricted cash at end of period	$60,967	$92,070
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property, plant and equipment under accounts payable	40	219
Right-of-use asset additions	9,014	—
Reclassification of capitalized costs related to the business combination to equity	—	1,514
Cashless conversion of warrants on preferred shares	—	5,890
Recognition of public and private warrant liabilities in the Business Combination	—	4,624
Reclassification of AM SAFE warrant to equity	—	1,800
Conversion of AM SAFE liability into common stock	—	29,730
Conversion of Legacy LanzaTech NZ, Inc. preferred stock and in-kind dividend into common stock	—	722,160
Reclassification of Shortfall warrant to equity	—	3,063

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(In thousands of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2024	2023	2024	2023
Net Loss	$(57,431)	$(25,326)	$(110,738)	$(115,424)
Depreciation	1,301	1,376	4,289	3,981
Interest income, net	(791)	(1,249)	(2,452)	(3,164)
Stock-based compensation expense and change in fair value of SAFE and warrant liabilities (1)	3,221	(6,368)	(10,870)	(2,316)
Change in fair value of the FPA Put Option and Fixed Maturity Consideration liabilities (net of interest accretion reversal)	(488)	11,632	23,283	44,661
Change in fair value of convertible note and related transaction costs	21,572	—	21,572	—
Transaction costs on issuance of FPA	—	—	—	451
Loss from equity method investees, net	5,535	463	7,935	941
One-time costs related to the Business Combination, initial securities registration and non-recurring regulatory matters(2)	—	410	—	4,472
Adjusted EBITDA	$(27,081)	$(19,062)	$(66,981)	$(66,398)

(1)	Stock-based compensation expense represents expense related to equity compensation plans.

(2)	Represents costs incurred related to the Business Combination that do not meet the direct and incremental criteria per SEC Staff Accounting Bulletin Topic 5.A to be charged against the gross proceeds of the transaction, but are not expected to recur in the future, as well as costs incurred subsequent to deal close related to our securities registration on Form S-4 and our registration statement on Form S-1. Regulatory matters includes fees related to non-recurring items during the year ended December 31, 2023.

Investor Relations Contact - LanzaTech
Kate Walsh
VP, Investor Relations & Tax
Investor.Relations@lanzatech.com